Michael Best & Friedrich LLP Attorneys at Law Kevin C. Timken T 801.924.4124 E kctimken@michaelbest.com

July 14, 2023

Board of Directors

Utah Medical Products, Inc.

7043 South 300 West

Midvale, UT  84047

Re:Utah Medical Products, Inc.

Registration Statement on Form S-8

Dear Board:

We have been engaged by Utah Medical Products, Inc., a Utah corporation (the “Company”), to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”), as to the offering by the Company of 220,000 options and stock purchase rights (“Plan Securities”) that may be issued pursuant to the Company’s 2023 Employees’ and Directors’ Non-Statutory Stock Option and Stock Purchase Rights Plan (the “Plan”).

In connection with this engagement, we have examined the following:

(1)articles of incorporation of the Company, as amended and restated as of the date hereof;

(2)bylaws of the Company, as amended as of the date hereof;

(3)the Registration Statement, including the financial statements of the Company incorporated by reference therein; and

(4)minutes or written consents in lieu thereof of the Company’s board of directors and stockholders.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) that the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as they relate to the opinion below.

170 S Main Street, Suite 1000  |  Salt Lake City, UT 84101  |  T 385.695.6450  |  F 801.931.2500

michaelbest.com

Michael Best & Friedrich LLP

Board of Directors

Utah Medical Products, Inc.

July 14, 2023

Based upon the above examination, we are of the opinion that the Plan Securities to be sold pursuant to the Registration Statement will be, when issued, legally issued, fully paid, and nonassessable under Utah law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Very truly yours,

MICHAEL BEST & FRIEDRICH LLP

/s/ Kevin C. Timken

Kevin C. Timken

cc:Utah Medical Products, Inc.